Exhibit 99.1

Modiv Industrial Declares Distribution of GIPR Common Shares

Management Provides Forward-Looking Thoughts

RENO, NV, December 29, 2023 – Modiv Industrial, Inc. (“Modiv Industrial,” “Modiv” or the “Company”) (NYSE:MDV), the only public REIT exclusively focused on acquiring industrial manufacturing real estate properties, today announced the declaration of a stock distribution of Generation Income Properties, Inc. (NASDAQ: GIPR), common stock to the stockholders of Modiv Industrial.

On December 29, 2023, Modiv Industrial received GIPR’s notice that on January 31, 2024, it will redeem the GIPR Series A Preferred Stock that the Company received as partial consideration for its August 2023 sale of 13 retail and office properties to GIPR. Under the contractual agreement with GIPR, Modiv Industrial and Modiv Operating Partnership, LP (“Modiv OP”), will receive 2,794,597 shares of GIPR common stock in exchange for retiring the outstanding 2,400,000 shares of GIPR Series A Preferred Stock. Modiv Industrial and its affiliates, including Modiv OP, will retain approximately 5% of the GIPR common stock received and distribute the remaining shares of GIPR common stock to Modiv Industrial’s common stockholders and holders of Class C units of Modiv OP, which will be payable to holders of record as of the close of business on January 17, 2024. Modiv Industrial’s common stockholders and holders of Modiv OP’s Class C Units will receive 0.28 shares of GIPR common stock for each share of Modiv Industrial common stock or Modiv OP Class C Unit they own as of the record date and this stock distribution will be payable on or about January 31, 2024. No fractional shares of GIPR common stock will be distributed on Modiv Industrial common stock or Modiv OP Class C Units and, instead, as to any fractional shares, the Company will round down to the nearest whole share of GIPR common stock.  The distribution is subject to the Securities and Exchange Commission (the “SEC”) declaring GIPR’s registration statement on Form S-11 effective, which is expected by mid-January.

Based on GIPR’s most recent closing price, the distribution of 0.28 shares of GIPR common stock for each outstanding share of Modiv’s Class C common stock and Class C units of Modiv OP equates to a one-time dividend of $1.11 of GIPR stock, which represents a special dividend yield of 7.4% based on MDV’s most recent closing price.  For those who don’t know, GIPR is also a monthly dividend paying stock that currently pays an annualized dividend of approximately $0.468 per share. If the current dividend rates of GIPR common stock and Modiv common stock remain constant in the future, Modiv stockholders, over a twelve-month period, could potentially receive $1.15 (MDV’s current annualized cash dividend) + $1.11 (GIPR shares) + $0.13 (GIPR’s current annualized cash dividend) for a potential total of $2.39 – which equates to a 16% total annualized dividend yield based on Modiv’s most recent closing price.

“I sincerely hope that everyone reading this has had an enjoyable holiday season spent with family and friends. From the release of third quarter results in November until the release of our 10-K, we have a relatively long period of time between financial filings – the windows where we normally provide business updates. As such, we felt it appropriate to utilize this dividend press release to also provide select updates to our most recent business outlook shared in November. Barring anything material, we do not anticipate providing another business update until the filing of our 10-K. Regardless of the time between updates, rest assured that we are working diligently to execute upon all of our objectives.

Business Outlook:

Dispositions – Though still subject to contingencies that may not be fulfilled, we have now entered into three separate legal agreements to sell two of our non-core office properties as well as one of our industrial distribution centers. Specifically, we are under contract to sell our properties currently leased to Cummins located in Nashville, TN, and Levins located in Sacramento, CA. Should the contingencies be met, and there is no assurance they will be, these properties are scheduled to close in 1Q24. Additionally, we are under a letter of intent, and finalizing a purchase contract, with a nationally recognized homebuilder to sell our property currently leased to Costco located in Issaquah, WA. It is contemplated that the property would not sell until 2025. We also have a back-up letter of intent from another nationally recognized homebuilder.

Should we find success with our two anticipated first quarter closings, then we would seek to redeploy the sales proceeds into new property acquisitions. At this time, we have explored numerous potential opportunities in our pipeline with indicated cash cap rates greater than 8%.

Strategic Partner – Since our most recent update, we have now entered into nine separate nondisclosure agreements with a list of potential strategic partners and have provided them access to our due diligence items. As a reminder, our proposed ideal arrangement is a joint venture that would be conducive to the long-term increase in our tradeable float and market capitalization. We recognize that what we want from a joint venture might not be what a potential strategic partner wants – if any proposal isn’t viable for all parties, then we won’t do it.

As we close out 2023, it is easy to look back on the year and see all of the transformational execution our team was able to deliver. I am very thankful for our team, our investors and all of our stakeholders. We look forward to delivering more results in 2024.” – Aaron Halfacre, CEO of Modiv Industrial.

About Modiv Industrial

Modiv Industrial, Inc., is an internally managed REIT that is focused on single-tenant net-lease industrial manufacturing real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. Driven by an investor-first focus, Modiv Industrial has over $600 million in real estate assets (based on estimated fair value) comprising more than 4.5 million square feet of aggregate leasable area. For more information, please visit:  www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to pending dispositions, potential joint ventures, annualized dividend rates, future distributions and distributions declared by the Company’s board of directors. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2023. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Inquiries:
management@modiv.com